EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 9, 2010, accompanying the consolidated financial statements and schedule in the Annual Report of Astro-Med, Inc. on Form 10-K for the year ended January 31, 2010. We hereby consent to the incorporation by reference of said report in Registration Statements of Astro-Med, Inc. on Forms S-8 (File No. 333-24127, effective March 28, 1997; File No. 333-24123, effective March 28, 1997; File No. 333-32315, effective July 29, 1997; File No. 333-93565, effective August 28, 1998; File No. 333-62431, effective August 28, 1998; File No. 333-44414, effective August 24, 2000; File No. 333-63526, effective June 21, 2001; and File No. 333-143854, effective June 18, 2007).

/S/     GRANT THORNTON LLP

Boston, Massachusetts

April 9, 2010